Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

4 April 2025

Matter No.: 365475
441 299 4938
guy.cooper@conyers.com

Altamira Therapeutics Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Altamira Therapeutics Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 4 April 2025 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of up to 1,696,687 common shares, par value US$ 0.002 each, of the Company (the “Common Shares”) issuable pursuant to the Auris Medical Holding Ltd. Equity Incentive Plan, as amended (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of:

1.1	the Registration Statement; and

1.2	the Plan.

We have also reviewed:

1.3	copies of the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 4 April 2025 (the “Constitutional Documents”);

1.4	copies of written resolutions of the Company’s directors dated 24 June 2019, minutes of a meeting of the Company’s directors held on 12 December 2020 and an excerpt from minutes of a meeting of the Company’s directors held on 27 March 2025 (together, the “Resolutions”); and

1.5	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5	that the Plan and the issuance of Common Shares in respect thereof were duly authorised prior to the Company’s continuance in Bermuda and that such authorisations remain in full force and effect and have not been rescinded, amended or terminated;

2.6	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.7	the validity and binding effect under the laws of Switzerland of the Plan in accordance with its terms;

2.8	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.8	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.8	that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance;

2.9	that the consent to the issue of the Common Shares pursuant to the Plan given by the Bermuda Monetary Authority dated 4 April 2025 will not have been revoked or amended at the time of issuance of any Common Shares; and

2.10	that, upon issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

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3.	QUALIFICATIONS

3.1	We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority under the Companies Act 1981, or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2	When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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